Exhibit 10.9

Orwasher

Stock Option Agreement

(Incentive Stock Option Under

The Joint Corp. 2012 Stock Plan)

Subject to the following Terms of Option, The Joint Corp., a Delaware corporation (the “Company”), grants to the following employee of the Company (“Employee), as of the following grant date (the “Grant Date”), an incentive stock option (the “Option”) to purchase the following number of shares of the Company’s common stock, par value $.001 per share (the “Option Shares”), at the following purchase price per share (the “Exercise Price”), exercisable in installments in accordance with the following vesting schedule, subject to expiration on the following expiration date (the “Expiration Date”):

Employee:	David M. Orwasher

Grant Date:	January 1, 2014

Number of Option Shares:	93,750 Option Shares, in respect of 37,500 shares of which the Option is designated the “Grant A Option” and in respect of 56,250 shares of which the Option is designated the “Grant B Option”

Exercise Price:	$2.13 per Option Share

Vesting schedule:	See Paragraphs 3 and 4 of Terms of Option

Expiration Date:	January 1, 2024

Terms of Option

1.	Plan

This Option has been granted under The Joint Corp. 2012 Stock Plan (the “Plan”) and pursuant to Section 5(c) of the Employment Agreement dated as of December __, 2013, that the Executive has entered into with the Company (the “Employment Agreement”).

The Plan and Employment Agreement are incorporated in this Award by reference. Capitalized terms used in this Award without being defined have the same meanings that they have in the Plan or the Employment Agreement, as applicable.

2.	Exercisability

The Option may be exercised in whole or in part at any time prior to its Expiration Date to the extent that it is vested at the time of exercise.

Any vested portion of the Option that remains unexercised shall expire on the Option’s Expiration Date, subject to earlier expiration as provided in Paragraph 4 of this Agreement.

3.	Vesting

Subject to Paragraph 4, the Option shall vest as follows:

(a)     The Grant A Option for 37,500 Option Shares shall vest in 48 monthly installments of 781 Option Shares each for the first 36 monthly installments and 782 Option Shares each for the last 12 monthly installments, with the monthly installments beginning on the Grant Date and continuing on the first day of the month for the next 47 months.

(b)     If there is a Successful IPO during the term of the Employment Agreement (as the term of the Employment Agreement may be extended), the Grant B Option for 56,250 Option Shares shall vest over a 36-month period beginning on the date of closing of the IPO as follows:

(1)     28,125 Option Shares shall vest in 12 monthly installments of 2,344 Option Shares each for the first nine monthly installments and 2,343 Option Shares each for the last three monthly installments, with the monthly installments beginning on the date of closing of the Successful IPO and continuing on the first day of the month for the next 11 months;

(2)     16,875 Option Shares shall vest in 12 monthly installments of 1,407 Option Shares each for the first three monthly installments and 1,406 Option Shares each for the last nine monthly installments, with the monthly installments beginning on the date of the first anniversary of the closing of the Successful IPO and continuing on the first day of the month for the next 11 months; and

(3)     11,250 Option Shares shall vest in 12 equal monthly installments of 938 Option Shares each for the first six monthly installments and 937 Option Shares each for the last six monthly installments, with the monthly installments beginning on the date of the second anniversary of the closing of the Successful IPO and continuing on the first day of the month for the next 11 months.

Except as provided in the following subparagraph (c), none of the 56,250 Grant B Option Shares shall vest if a Successful IPO does not occur during the term of the Employment Agreement (as the term of the Employment Agreement may be extended).

(c)     Notwithstanding anything to the contrary in the preceding subparagraphs (a) and (b), if

(1)     the Company participates in a Business Combination during the term of the Employment Agreement (as the term of the Employment Agreement may be extended) and

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 2)     the aggregate consideration received by the Company or its stockholders in the Business Combination exceeds $30,000,000,sufficient unvested Grant A and Grant B Option Shares shall vest immediately prior to the closing of the Business Combination so that, taking into account Grant A and Grant B Option Shares that have previously vested, the vested Grant A and Grant B Option Shares immediately prior to the closing of the Business Combination are the same percentage of the 93,750 Option Shares as the aggregate consideration received by the Company or its stockholders in the Business Combination in excess of $30,000,000 is to $120,000,000. Section 5(c)(iii) of the Employment Agreement contains an illustration of the operation of this provision.

4.	Voluntary and Involuntary Terminations

Notwithstanding	anything to the contrary in Paragraph 3:

(a)     in the event of a Voluntary Termination for any reason other than Employee’s death or becoming Disabled, (i) the unvested portion of the Option shall lapse and be canceled as of the date of the Voluntary Termination and (ii) the vested portion of the Option shall expire on the earlier of the date 90 days after the date of the Voluntary Termination or the Option’s Expiration Date;

(b)     in the event of a Voluntary Termination by reason of Employee’s death or becoming Disabled, (i) one-third of the unvested portion of the Option as of the date of the Voluntary Termination shall vest on such date, (ii) the remaining unvested portion of the Option shall lapse and be canceled and (iii) the vested portion of the Option (including the unvested portion becoming vested pursuant to clause (i)) shall expire on the earlier of the first anniversary of Employee’s Voluntary Termination or the Option’s Expiration Date;

(c)     in the event of an Involuntary Termination other than for Cause, and subject to the Executive’s entering into a release and settlement agreement with the Company as described in Section 9(a) of the Employment Agreement, (i) the unvested portion of the Option as of the date of the Involuntary Termination shall vest on such date and (ii) the vested portion of the Option (including the unvested portion becoming vested pursuant to clause (i)) shall expire on the earlier of the date 90 days after the date of the Involuntary Termination or the Option’s Expiration Date;

(d)     in the event of an Involuntary Termination for Cause, (i) the unvested portion of the Option shall lapse and be canceled as of the date of the Involuntary Termination and (ii) the vested portion of the Option shall expire on the earlier of the date 90 days after the date of the Involuntary Termination or the Option’s Expiration Date; and

(e)     if the Company terminates Employee’s employment following the occurrence of a Change in Control, or if under Section 11(b) of the Employment Agreement Employee becomes entitled to the benefits under Section 12 of the Employment Agreement following the occurrence of a Change in Control, (i) the unvested portion of the Option as of the date of such termination or entitlement shall vest on such date and (ii) the vested portion of the Option (including the unvested portion becoming vested pursuant to clause (i)) shall expire on the earlier of the date 90 days after the date of such termination or entitlement or the Option’s Expiration Date.

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5.	Manner of Exercise

The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:

(a)     written notice of exercise to the Administrator (or the Administrator’s designee) at the Company’s principal executive offices which is received prior to the Option’s Expiration Date; together with

(b)     full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised; and

(c)     full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Administrator has adopted to administer the Plan.

6.	Manner of Payment

Employee’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised, and his payment of the Company’s withholding tax obligation, if any, in connection with the exercise, shall be made by certified or bank cashier’s check or by a wire transfer of immediately available funds or, if previously approved by the Administrator, by a personal check.

In addition, payment may be made in any other manner authorized by the Plan and specifically permitted by the Administrator at the time of exercise.

7.	Transferability

The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable laws of intestacy. The Option shall not be subject to execution, attachment or similar process.

8.	Interpretation

This Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Employee’s rights in respect of the Option without Employee’s consent.

If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Administrator’s interpretation of this Agreement and the Plan shall be final and binding.

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9.	No Employment Rights

Nothing in this Agreement shall be considered to confer on Employee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Employee’s employment.

10.	No Stockholder Rights

Employee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to Employee following his or her exercise of the Option.

11.	Governing Law

This Agreement shall be governed in accordance with the laws of the State of Arizona.

12.	Binding Effect

This Agreement shall be binding on the Company and Employee and on the Company’s successors and Employee’s heirs and legal representatives.

13.	Effective Date

This Agreement shall not become effective until Employee’s acceptance of this Agreement. Upon such acceptance, this Agreement shall become effective, retroactive to the Grant Date without the necessity of further action by either the Company or Employee.

The Joint Corp.

By
Name:
Title:

Acceptance by Employee

I accept this Stock Option Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Plan.

David M. Orwasher

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